Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-116206 of Otter Tail Corporation of our report dated February 23, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations and No. 149, Amendment of Financial Accounting Standards Board Statement No. 133 on Derivative and Hedging Activities, and in 2002 the Company changed its method of accounting for goodwill and other intangible assets) incorporated by reference in the Annual Report on Form 10-K of Otter Tail Corporation for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota

August 25, 2004